Exhibit 99.1

[Logo of CoreComm Limited]


    CORECOMM LIMITED ANNOUNCES 3-FOR-2 STOCK SPLIT BY WAY OF A STOCK DIVIDEND

New York,  New York,  (January  18,  2000) -  CoreComm  Limited  (NASDAQ:  COMM)
announced today that its Board of Directors has declared a 3-for-2 stock split by way of a stock dividend with respect to its common stock. The record date for this dividend is January 28, 2000 and the payment date is February 2, 2000. Shareholders should consult their brokers regarding sales from the record date to the payment date. Fractional shares will be rounded to whole shares. Corecomm currently has approximately 25.7 million common shares outstanding. Following the split, the number of common shares outstanding will be approximately 38.6 million.



For further information please contact: Richard J. Lubasch, Senior Vice President - General Counsel or Michael A. Peterson, Vice President - Corporate Development at (212) 906-8485.